UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2014

Allegiant Travel Company
_______________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-33166	20-4745737
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8360 S. Durango Drive, Las Vegas, NV		89113
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 851-7300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2    Financial Information

Item 2.01             Completion of Acquisition or Disposition of Assets.

Allegiant Travel Company (the “Company”) previously reported that wholly-owned subsidiaries have entered into separate agreements to acquire the ownership interests in twelve special purpose companies, each owning one Airbus A320 series aircraft currently on lease to a European carrier until 2018 (the “SPC Aircraft Acquisitions”) and that title to five of these companies transferred to the Company on June 18, 2014.  Each contract to purchase the equity interest in these special purpose companies is with the particular owner or ownership group for such company.  Neither the Company nor any of its affiliates had any material relationship with any of the sellers or special purpose companies prior to these transactions. All of these transactions were arranged through KGAL GmbH and Co. KG.

The purchase price for all of these special purpose companies is approximately $236.1 million of which approximately $142.0 million was effected by assumption of debt secured by the aircraft.  During the week of June 23, 2014, the Company closed the purchase of the remaining seven of these special purpose companies representing a total purchase price of $138.6 million including the assumption of $83.6 million of debt secured by the seven aircraft owned by these entities.

Item 2.03             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

During the week of June 23, 2014,   the Company closed the purchase of seven of the special purpose companies described in Item 2.01 above and in connection therewith, assumed $83.6 million of debt secured by the seven aircraft owned by these entities.  All of the debt bears interest at a floating rate based on LIBOR and is payable in installments through the lease term of each individual aircraft owned by each special purpose company.  The debt matures at expiry of the leases in 2018, at which time balloon payments are due and are subject to a mandatory prepayment in the event of a loss of the aircraft.  The assumed debt is secured by the Airbus A320 series aircraft owned by that company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Allegiant Travel Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2014                            ALLEGIANT TRAVEL COMPANY

By: /s/ Scott Sheldon
Name: Scott Sheldon
Title: Chief Financial Officer